Exhibit 4.1

Final Form

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION HEREOF. NO SALE OR DISTRIBUTION OF THIS WARRANT MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

MANDALAY DIGITAL GROUP, INC.

COMMON STOCK PURCHASE WARRANT

Date of Issuance: [            , 20    ]

FOR VALUE RECEIVED, MANDALAY DIGITAL GROUP, INC., a Delaware corporation (“Mandalay”), hereby certifies that NORTH ATLANTIC SBIC IV, L.P., a Delaware limited partnership (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from Mandalay, at any time on or after the Vesting Date (as defined in Section 1 below) and on or before the Expiration Date (as defined in Section 6 below) shares of Mandalay’s Common Stock, par value $0.001 per share (“Mandalay Common Stock”), at an exercise price per share (the “Exercise Price”) equal to $0.001 (subject to adjustment as provided herein). The shares of stock issuable upon exercise of this Common Stock Purchase Warrant (“Warrant”) are referred to hereinafter as the “Warrant Shares”.

This Warrant is issued pursuant to, and is subject to the terms and conditions of, that certain Securities Purchase Agreement dated of even date herewith (as the same may be amended, modified, supplemented, extended or restated, from time to time, the “Purchase Agreement”) by and among Mandalay, the Registered Holder, and Appia, Inc. (“Appia”). All capitalized terms used though not defined herein but defined in the Purchase Agreement shall have the meanings given to such terms in the Purchase Agreement.

1. Vesting; Number of Shares. This Warrant shall become fully vested on the date with is twelve (12) months from the date hereof (the “Vesting Date”) if, and only if, all interest, principal and other amounts owed to the Registered Holder pursuant to that certain Debenture issued by Appia on or about the date hereof (the “Obligations”) pursuant to the Purchase Agreement have not been paid in full on or before such Vesting Date. In the event the Obligations have been paid in full on or before the Vesting Date, then effective upon payment of the Obligations, this Warrant shall expire and be of no further force or effect. If this Warrant shall not have vested on the Vesting Date, then this Warrant shall automatically expire and be of no further force or effect. If and when this Warrant is vested, subject to the other terms and conditions hereinafter set forth, the Registered Holder shall then be entitled, upon surrender of this Warrant, to purchase from Mandalay up to Four Hundred Thousand (400,000) shares of Mandalay Common Stock (subject to adjustment as provided herein).

2. Exercise.

(a) Manner of Exercise. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of Mandalay, or at such other office or agency as Mandalay may designate, accompanied by payment in full of the aggregate Exercise Price payable in respect of the number of Warrant Shares purchased upon such exercise (the “Purchase Price”). The Purchase Price may be paid by cash, check, wire transfer, or by the surrender of promissory notes or other instruments representing indebtedness of Mandalay to the Registered Holder.

(b) Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to Mandalay as provided in Section 2(a) hereinabove. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 2(d) hereinbelow shall be deemed to have become the holder or holders of record of the Warrant Shares to be represented by such certificates.

(c) Net Issue Exercise.

(i) In lieu of exercising this Warrant in the manner provided in Section 2(a) hereinabove, the Registered Holder may elect to receive a number of Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of Mandalay together with notice of such election on the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or such Registered Holder’s duly authorized attorney, in which event Mandalay shall issue to such Registered Holder a number of Warrant Shares computed using the following formula:

X = Y (A - B)
A

Where	X =	The number of Warrant Shares to be issued to the Registered Holder.

	Y =	The number of shares of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

	A =	The fair market value of one Warrant Share (at the date of such calculation).

	B =	The Exercise Price (as adjusted to the date of such calculation).

(ii) For purposes of this Section 2(c), the fair market value of one Warrant Share on the date of calculation shall mean:

(A) as of any particular date: (1) the volume weighted average of the closing sales prices of Mandalay Common Stock for such day on all domestic securities exchanges on which Mandalay Common Stock may at the time be listed; (2) if there have been no sales of Mandalay Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for Mandalay Common Stock on all such exchanges at the end of such day; (3) if on any such day Mandalay Common Stock is not listed on a domestic securities exchange, the closing sales price of Mandalay Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets, or similar quotation system or association for such day; or (4) if there have been no sales of Mandalay Common Stock on the OTC Bulletin Board, the Pink OTC Markets, or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for Mandalay Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which fair market value is being determined; provided, that if Mandalay Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

(B) if item (A) hereinabove is not applicable, then the fair market value of a Warrant Share shall be the highest price per share which Mandalay could obtain on the date of calculation from a hypothetical willing, able, sophisticated and experienced buyer (but not a current employee or director), acting at arms length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of all relevant facts, with such price to be determined in good faith by the Mandalay Board and the Registered Holder, unless Mandalay is at such time subject to a Liquidity Event (as described in Section 7(d) below) in which case the fair market value of a Warrant Share shall be deemed to be the value received by the holders of such stock pursuant to such event. If Mandalay, on the one hand, and the Registered Holder, on the other hand, cannot agree upon the fair market value of a Warrant Share under this paragraph, then the dispute shall be settled by the appointment of an independent third-party arbitrator in accordance with the rules of the American Arbitration Association.

(d) Delivery to Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) days thereafter, Mandalay at its expense shall cause to be issued in the name of, and delivered to, the Registered Holder:

(i) a certificate or certificates for the number of Warrant Shares to which such Registered Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor and calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 2(a) or 2(c) hereinabove (without giving effect to any adjustment thereto).

(e) Payment of Dividends. If, between the issue and exercise dates of this Warrant:

(i) Mandalay shall have declared and paid dividends on Mandalay Common Stock, then upon exercise of this Warrant, the Registered Holder shall be entitled to receive payment from Mandalay of an amount equal to any dividend payment to which such Registered Holder would have been entitled if such Registered Holder had exercised this Warrant prior to the declaration and payment of said dividends; and

(ii) any dividends shall have accrued on Mandalay Common Stock, or shall have been declared on Mandalay Common Stock but be unpaid thereon, then, upon exercise of this Warrant, the Warrant Shares shall automatically and without further action on the part of Mandalay or the Registered Holder (unless the Registered Holder otherwise agrees) be deemed to have accrued an amount of dividends that would have accrued on such Warrant Shares if such Warrant Shares had been issued on the date hereof and be entitled to receive payment from Mandalay of an amount equal to any declared, but unpaid, dividend at the same time, and on the same terms and conditions, as the other holders of Mandalay Common Stock.

3. Adjustments.

(a) Stock Splits and Dividends. If outstanding shares of Mandalay Common Stock shall be subdivided into a greater number of shares of Mandalay Common Stock or other Capital Stock of Mandalay, or a dividend of other or additional Capital Stock or other securities or property (other than cash) of Mandalay shall be paid in respect of such Mandalay Common Stock, then the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Mandalay Common Stock shall be combined into a smaller number of shares, then the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment. If an adjustment in the Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of Mandalay Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of Mandalay Common Stock.

(b) Reclassification, Etc. In case there occurs any reclassification or change of the outstanding securities of Mandalay (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change or reorganization shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 3.

(c) Adjustment Certificate. When any adjustment is required to be made to the Warrant Shares or the Exercise Price pursuant to this Section 3, Mandalay shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment, and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

(d) Acknowledgement. For the avoidance of doubt, it is acknowledged that the holder of this Warrant shall be entitled to the benefit of all adjustments pursuant to this Section 3 which occur after the date hereof and prior to the exercise of this Warrant.

4. Assignment.

(a) The holder of this Warrant acknowledges that this Warrant has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant in the absence of (i) an effective registration statement under the Securities Act as to this Warrant and registration or qualification of this Warrant under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, reasonably satisfactory to Mandalay, that such registration and qualification are not required.

(b) This Warrant is not assignable by the Registered Holder without Mandalay’s prior written consent, except that assignments by the Registered Holder to an Affiliate (as defined below) of the Registered Holder shall be permitted provided that the assignee agrees in writing to be bound by all of the terms of this Warrant. For purposes of the foregoing, an “Affiliate” of the Registered Holder shall mean any other person or entity who directly or indirectly, controls, is controlled by, or is under common control with the Registered Holder, including, without limitation, any general partner, managing member, officer, or director of such Registered Holder, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Registered Holder.

5. No Impairment. Without the prior written consent of the Registered Holder, Mandalay shall not avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

6. Termination.

(a) Provided that the Registered Holder receives prior notices in accordance with Section 7 below, and subject to
Section 6(b) and Section 6(c) hereinbelow, this Warrant (and the right to purchase securities upon exercise hereof) shall terminate on the earliest to occur of the following (the “Expiration Date”):

(i) 5:00 P.M. Boston, Massachusetts time on [            , 20    ]; or

(ii) the occurrence of any Liquidity Event following the Vesting Date.

(b) If on the Expiration Date this Warrant has not been exercised in full and the fair market value of one Warrant Share (or other security issuable upon the exercise hereof)

as determined in accordance with Section 2(c) above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised and converted pursuant to Section 2(c) into Warrant Shares, and Mandalay shall promptly deliver a certificate representing such Warrant Shares.

(c) If a Liquidity Event occurs prior to the Vesting Date, then (i) Mandalay shall reserve and set aside an amount of the consideration payable in respect of such Liquidity Event, which would otherwise be distributed to Mandalay’s Stockholders, sufficient to pay to the Registered Holder the full amount of payment such holder would have been entitled to had this Warrant been fully vested at the time of the Liquidity Event (the “Liquidity Payment”), and (ii) if this Warrant subsequently vests, then this Warrant shall automatically be deemed on and as of the Vesting Date to be exercised and converted pursuant to Section 2(c) into Warrant Shares (subject to any adjustments resulting from such Liquidity Event or other events under Section 3), and Mandalay shall, at the option of the Registered Holder, promptly deliver the a certificate representing such Warrant Shares or the Liquidity Payment. In lieu of the foregoing, Mandalay may elect to accelerate vesting of this Warrant.

7. Notices of Certain Transactions. In case:

(a) Mandalay shall set a record date for the holders of its Capital Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b) Mandalay shall set an effective date of any capital reorganization of Mandalay, any reclassification of the Capital Stock of Mandalay, any consolidation or merger of Mandalay, any consolidation or merger of Mandalay with or into another corporation (other than a consolidation or merger in which Mandalay is the surviving entity), or any transfer of all or substantially all of the assets of Mandalay, or

(c) Mandalay shall set an effective date of any redemption of any Capital Stock of Mandalay (or other stock or securities at the time deliverable upon the exercise of this Warrant), or

(d) Mandalay shall set an effective date of any Liquidity Event,

then, and in each such case, Mandalay will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the record date for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Liquidity Event, reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, or redemption is to take place, and the time, if any is to be fixed, as of which the holders of record of Capital Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion) are to be determined. Such notice shall be given at least ten (10) Business Days prior to the record date or effective date for the event specified in such notice.

Such notice shall specify all material terms of the event specified in such notice. If any material term changes after such notice is given, or such notice fails to include any such material term, such notice shall be void and Mandalay shall be obligated to provide a new notice to the Registered Holder pursuant to the terms of this Section 7.

8. Sale of Company. If following the Vesting Date, Mandalay shall at any time prior to the Expiration Date undergo a Liquidity Event, it shall provide the Registered Holder the ten (10) Business Days prior written notice of the Liquidity Event as required by Section 7 above, then the Registered Holder shall have until the effective date of such Liquidity Event (the “Sale Exercise Date”) to exercise this Warrant in accordance with the provisions of Section 2 above.

9. Intentionally Deleted.

10. Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to Mandalay of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in a form reasonably satisfactory to Mandalay, or (in the case of mutilation) upon surrender and cancellation of this Warrant, Mandalay will issue, in lieu thereof, a new Warrant of like tenor.

11. Mailing of Notices. Any notice required or permitted pursuant to this Warrant shall be in writing and shall be deemed sufficient upon delivery pursuant to Section 11.5 of the Purchase Agreement.

12. No Rights as Stockholder. Except as may be otherwise provided in (i) Mandalay’s Certificate of Incorporation, or (ii) the Purchase Agreement, until the exercise of this Warrant, the Registered Holder of this Warrant shall not solely by virtue of holding this Warrant have or exercise any rights as a Stockholder of Mandalay.

13. No Fractional Shares. No fractional shares of Mandalay Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) shall be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, Mandalay shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Mandalay Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) on the date of exercise, as determined in good faith by the Mandalay Board.

14. Amendment or Waiver. Any term of this Warrant may be amended or waived upon written consent of Mandalay and the Registered Holder.

15. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

16. Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

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IN WITNESS WHEREOF, Mandalay Digital Group, Inc., through its duly authorized officer undersigned hereto, has executed this Common Stock Purchase Warrant under its seal as of the date first written above.

Mandalay:

MANDALAY DIGITAL GROUP, INC.

By:

Name:

Title:

Witnessed:

By:

Name:

[Signature Page to Common Stock Purchase Warrant]

EXHIBIT A

PURCHASE/EXERCISE FORM

To:	MANDALAY DIGITAL GROUP, INC.	Dated: , 20

The undersigned Registered Holder, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to (choose one):

                     (a) purchase              shares of Mandalay Common Stock covered by such Warrant and herewith makes payment of $            , representing the full purchase price for such shares at the price per share provided for in such Warrant, or

                     (b) exercise such Warrant for              shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 2(d) of such Warrant.

Registered Holder (if an entity):

Entity Name:

By (signature):

Signatory Name:

Signatory Title:

Registered Holder (if an individual):

Signature:

Signatory Name: